Exhibit 99.1

Progressive Care Inc. Announces First Quarter 2023 Financial Results and Record Quarterly Revenues of $11.4 Million

Miami, FL – May 12, 2023 – Progressive Care Inc. (OTCQB: RXMD) (“Progressive Care” or the “Company”), a personalized healthcare services and technology provider, today announced financial results for the first quarter ended March 31, 2023. The Company experienced record quarterly revenues of $11.4 million, a 13% growth from the first quarter ended March 31,2022.

First Quarter 2023 Financial Highlights

●	Total pharmacy revenue increased by $1.3 million, or 13%, to $11.4 million during the three months ended March 31, 2023, compared to $10.1 million in the prior year period.
●	Prescription revenue increased by $1.8 million, or 21%, to $10.4 million during the first quarter of 2023, compared to $8.6 million in the prior year period, primarily reflecting an 8% year-over-year increase in the number of prescriptions filled period-over-period.
●	340B contract revenue was $1.6 million during the first quarter of 2023, an increase of $1.2 million, compared to $0.4 million in the prior year period. The increase was primarily attributable to an increase in our existing 340B contracts of approximately $0.9 million and an increase in new 340B contract revenue of approximately $0.3 million.
●	Gross profit margin increased from 24% for the three months ended March 31, 2022, to 28% for the three months ended March 31, 2023 primarily due to the increase in 340B contract revenue, which has higher margins than revenue generated from pharmacy operations.
●	Cash balance as of March 31, 2023 was approximately $7.5 million as compared to $6.7 million at December 31, 2022, a $0.8 million increase

Organizational Highlights and Recent Business Developments

●	On May 1, 2023, the Company appointed Dr. Pamela Roberts as Chief Operating Officer. Dr. Roberts formerly served as the Company’s Director of Pharmacy and Pharmacist in Charge.
●	On May 9, 2023, the Company successfully completed a transaction of $1.0 million investment from NextPlat Corp.

Summary Financials for the Three Months Ended March 31, 2023 and 2022

	Three Months Ended March 31,
	2023	2022	$ Change	% Change
Total revenues, net	$11,391,944	$10,050,995	$1,340,949	13%
Total cost of revenue	8,245,259	7,670,390	574,869	7%
Total gross profit	3,146,685	2,380,605	766,080	32%
Operating expenses	3,132,890	2,516,162	616,728	25%
Income (loss) from operations	13,795	(135,557)	149,352	110%
Other loss	(144,134)	(1,225,919)	1,081,785	88%
Loss before income taxes	(130,339)	(1,361,476)	1,231,137	90%
Income taxes	—	—	—	-%
Net loss attributable to common shareholders	$(130,339)	$(1,361,476)	$1,231,137	90%

Financial Results for the Three Months Ended March 31, 2023

For the three months ended March 31, 2023 and 2022, we recognized overall revenue from operations of approximately $11.4 million and $10.1 million, respectively. Net pharmacy revenues increased by approximately $1.3 million during the three months ended March 31, 2023 when compared to the same period in 2022. The increase in revenue was primarily attributable to an increase in pharmacy revenue of approximately $1.8 million and an increase in 340B contract revenue of approximately $1.2 million, which was offset by an increase in PBM fees of approximately $0.4 million and a decrease in COVID-19 testing revenue of approximately $1.2 million, when compared to the prior year period.

Gross profit margins increased from 24% for the three months ended March 31, 2022, to 28% for the three months ended March 31, 2023. The increase in gross profit margins during the first quarter of 2023 compared to the same period in 2022 was primarily attributable to the increase in 340B contract revenue, which has higher margins than revenue generated from pharmacy operations.

Income from operations increased by approximately $0.1 million for the three months ended March 31, 2023, when compared to the three months ended March 31, 2022, as a result of the increase in gross profit of approximately $0.7 million, partially offset by the increase in operating expenses of approximately $0.6 million. The increase in operating expenses was mainly attributable to a settlement of a pharmacy claims audit in the ordinary course of business in the amount of approximately $0.3 million, as well as an increase in salaries and wages of approximately $0.1 million and an increase in non-recurring consulting fees of approximately $0.2 million.

Net Loss

We had a net loss of approximately $0.1 million and $1.4 million for the three months ended March 31, 2023 and 2022, respectively. The decrease in net loss is attributable to non-operating items primarily recorded in the prior year period such as the adverse change in the fair value of derivative liabilities, as well as the decrease in interest expense period-over-period.

Quarterly Report on Form 10-Q Available

The Company’s Quarterly Report on Form 10-Q, available at www.sec.gov and on the Company’s website, contains a thorough review of its financial results for the three months ended March 31, 2023.

About Progressive Care

Progressive Care Inc. (OTCQB: RXMD), through its subsidiaries, is a Florida health services organization and provider of Third-Party Administration (TPA), data management, COVID-19 related diagnostics and vaccinations, 340B contracted pharmacy services, prescription pharmaceuticals, compounded medications, provider of tele-pharmacy services, the sale of anti-retroviral medications, medication therapy management (MTM), the supply of prescription medications to long-term care facilities, and health practice risk management.

Forward-Looking Statements

Forward-Looking Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance, and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target,” “intend” and “expect” and similar expressions, as they relate to Progressive Care Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2022 that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

Public Relations Contact

Carlos Rangel

carlosr@pharmcorx.com